Exhibit 21

Subsidiaries of Highlands Bankshares, Inc.

Name of Subsidiary

State of Incorporation

Highlands Union Bank

Virginia

Highlands Union Insurance Services, Inc.

Virginia

Highlands Union Financial Services, Inc.

Virginia

Highlands Capital Trust I

Delaware